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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-144538

PROSPECTUS

Ebix, Inc.

500,000 Shares of Common Stock

        This prospectus relates to the offer and sale from time to time of up to 500,000 shares of our common stock by the selling stockholders identified in this prospectus. We will not receive any proceeds from the sale of these shares. The selling stockholders may sell the shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.

        You should carefully consider the "Risk Factors" beginning on page 1 before you decide whether to invest in shares of our common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 12, 2007.

        You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized anyone else to provide you with different information, and if you receive any unauthorized information you should not rely on it. We have not authorized the selling stockholders to make an offer of these shares in any place where the offer is not permitted. The information appearing or incorporated by reference in this prospectus or any prospectus supplement is accurate only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

        Our principal executive offices are located at 5 Concourse Parkway, Suite 3200, Atlanta, Georgia 30328 and our telephone number is (678) 281-2020. Our website is www.ebix.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider information contained on our website as part of this prospectus.

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RISK FACTORS

        You should carefully consider the risks, uncertainties and other factors described below, along with all of the other information included or incorporated by reference in this prospectus, including our financial statements and the related notes, before you decide whether to buy shares of our common stock. Any of the following risks could materially and adversely affect our business, financial condition operating results, cash flows and prospects and could negatively impact the value of your investment.

Risks Related To Our Business and Our Industry

  Because the support revenue that we have traditionally relied upon has been steadily declining, it is important that new sources of revenue continue to be developed.

        Our revenue from the support services we offer in connection with our legacy software products has been decreasing over the course of the past few years. This decline can be attributed to the fact that many of our support clients are not renewing their support agreements with us, in many cases because they are no longer using our legacy software. Even if they are continuing to use our legacy software, our support clients may choose not to renew their support agreements if their legacy software products no longer require support or they use third party support. In addition, some of the clients who use our support services have reduced the level of support that we provide them, which in turn reduces our support revenue. This downward trend in our support revenue makes us dependent upon our other sources of revenue.

  One customer currently provides a significant percentage of our total revenue.

        Brit Insurance Holdings PLC, referred to in this prospectus as Brit, owned approximately 25% of our common stock at December 3, 2007. Revenues from Brit represented approximately 11% ($3,117,000) of our total revenue in 2006 and 16% ($3,762,000) of our total revenue in 2005. If revenues from this customer were to discontinue, our operating results could be adversely affected.

  Adverse insurance industry economics could adversely affect our revenues.

        We are dependent on the insurance industry, which may be adversely affected by economic, environmental and world political conditions.

  Our operating results may fluctuate dramatically.

        Our quarterly operating results may fluctuate significantly in the future due to a variety of factors that could affect our revenues or our expenses in any particular quarter. You should not rely on our results of operations during any particular quarter as an indication of our results for a full year or any other quarter. Factors that may affect our quarterly results may include the loss of a significant insurance agent, carrier or broker relationship, or the merger of any of our participating insurance carriers with one another.

        Our operating expenses are based in part on our expectations of our future revenues and are relatively fixed in the short term. We may be unable to adjust spending quickly enough to offset any unexpected revenue shortfall.

  Our future capital needs could increase and we may not be able to secure additional financing when we need it.

        We may need to raise additional funds in the future in order to fund more aggressive brand promotion or more rapid expansion, to develop new or enhanced services, to respond to competitive pressures or to make acquisitions. Any required additional financing may not be available on terms favorable to us, or at all. If adequate funds are not available on acceptable terms, we may be unable to meet our business or strategic objectives or compete effectively. If additional funds are raised by our issuing equity securities, stockholders may experience dilution of their ownership interests, and the newly issued securities may have rights superior to those of our common stock. If additional funds are raised by our issuing debt, we may be subject to limitations on our activities.

  Our recent acquisitions of Infinity and Finetre as well as any future acquisitions that we undertake could be difficult to integrate, disrupt our business, dilute stockholder value and harm our operating results.

        The acquisitions of Infinity and Finetre and any other future acquisitions, may cause us to be subject to a variety of risks, including risks associated with an ability to integrate acquired assets or operations into our existing operations, higher costs or unexpected difficulties or problems with acquired assets or entities, outdated or incompatible technologies, labor difficulties or an inability to realize anticipated synergies and efficiencies, whether within anticipated timeframes or at all, one or more of which risks, if realized, could have an adverse impact on our operations.

  We may not be able to continue to develop new products to effectively adjust for rapid technological changes.

        To be successful, we must adapt to rapidly changing technological and market needs by continually enhancing and introducing new products and services to address our customers' changing demands.

        The marketplaces in which we operate are characterized by:

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  rapidly changing technology;

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  evolving industry standards;

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  frequent new product and service introductions;

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  shifting distribution channels; and

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  changing customer demands.

        Our future success will depend on our ability to adapt to this rapidly evolving marketplace. We could incur substantial costs if we need to modify our services or infrastructure in order to adapt to changes affecting our market, and we may be unable to adapt to these changes.

  The markets for our products are highly competitive and are likely to become more competitive, and our competitors may be able to respond more quickly to new or emerging technology and changes in customer requirements.

        We operate in highly competitive markets. In particular, the online insurance distribution market, like the broader electronic commerce market, is rapidly evolving and highly competitive. Our software business also experiences some competition from certain large hardware suppliers that sell systems and systems' components to independent agencies and from small, independent or freelance developers and suppliers of software, who sometimes work in concert with hardware vendors to supply systems to independent agencies. Our Internet business may also face indirect competition from insurance carriers that have subsidiaries which perform in-house agency and brokerage functions.

        Some of our current competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. In addition, we believe we will face increasing competition as the online financial services industry develops and evolves. Our current and future competitors may be able to:

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  undertake more extensive marketing campaigns for their brands and services;

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  devote more resources to website and systems development;

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  adopt more aggressive pricing policies; and

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  make more attractive offers to potential employees, online companies and third-party service providers.

  If we are unable to protect our intellectual property, our reputation and competitiveness in the marketplace may be materially damaged.

        We regard our intellectual property in general and our software in particular as critical to our success. It may be possible for third parties to copy aspects of our products or, without authorization, to obtain and use information that we regard as trade secrets. Existing copyright law affords only limited practical protection, and our software is generally unpatented.

  If we infringe on the proprietary rights of others, we may be at a competitive disadvantage, and any related litigation could be time consuming and costly.

        Third parties may claim that we have violated their intellectual property rights. Any of these claims, with or without merit, could subject us to costly litigation and divert the attention of key personnel. To the extent that we violate a patent or other intellectual property right of a third party, we may be prevented from operating our business as planned, and we may be required to pay damages, to obtain a license, if available, to use the right or to use a non-infringing method, if possible, to accomplish our objectives.

  We depend on the continued services of our senior management and our ability to attract and retain other key personnel.

        Our future success is substantially dependent on the continued services and continuing contributions of our senior management and other key personnel, particularly Robin Raina, our President and Chief Executive Officer. The loss of the services of any of our executive officers or other key employees could harm our business. We have no long-term employment agreements with any of our key personnel, nor do we maintain key man life insurance policies on any of our key employees.

        Our future success depends on our continuing to attract, retain and motivate highly skilled employees. If we are not able to attract and retain new personnel, our business will be harmed. Competition for personnel in our industry is intense. We may be unable to retain our key employees or attract, assimilate or retain other highly qualified employees in the future.

  Our international operations are subject to a number of risks that could affect our income and growth.

        We market our software and related services internationally and plan to expand our Internet services to locations outside of the United States. Our international operations are subject to a number of inherent risks, including:

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  the impact of recessions in foreign economies on the level of consumers' insurance shopping and purchasing behavior;

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  greater difficulty in collecting accounts receivable;

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  difficulties and costs of staffing and managing foreign operations;

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  reduced protection for intellectual property rights in some countries;

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  seasonal reductions in business activity during the summer months in Europe and other parts of the world;

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  burdensome regulatory requirements, other trade barriers and differing business practices;

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  fluctuations in exchange rates;

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  potentially adverse tax consequences; and

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  political and economic instability.

        Furthermore, our entry into additional international markets requires significant management attention and financial resources, which could lessen our ability to manage our existing business effectively.

  Laws and regulations that govern the insurance industry could expose us or the agents, brokers and carriers who participate in our online marketplace to legal penalties.

        We perform functions for licensed insurance agents, brokers and carriers and are, therefore, required to comply with a complex set of rules and regulations that often vary from state to state. These rules and regulations can be difficult to comply with and are ambiguous and open to interpretation. If we fail to properly interpret and/or comply with these rules and regulations, we, the insurance agents, brokers or carriers doing business with us, our officers, or agents with whom we contract could be subject to various sanctions, including censure, fines, cease-and-desist orders, loss of license or other penalties. This risk, as well as other laws and regulations affecting our business and changes in the regulatory climate or the enforcement or interpretation of existing law, could expose us to additional costs, including indemnification of participating insurance agents, brokers or carriers for their costs, and could require changes to our business or otherwise harm our business. Furthermore, because the application of online commerce to the consumer insurance market is relatively new, the impact of current or future regulations on our business is difficult to anticipate. To the extent that there are changes in the rules and regulations regarding the manner in which insurance is sold, our business could be adversely affected.

  Governmental regulation of the telemarketing industry may increase our costs and restrict the operation and growth of our call center business.

        The telemarketing industry and, therefore, our call center business are subject to an increasing amount of governmental regulation. In particular, telemarketers are now barred from contacting persons who have registered their phone numbers on the National Do Not Call Registry maintained by the Federal Trade Commission. We could be subject to a variety of enforcement or private actions for our failure or the failure of our clients to comply with these regulations. Furthermore, our costs may increase as a result of having to comply with these regulations, and these regulations may limit our call center activities or reduce the demand for our call center services.

Risks Related to Our Conduct of Business on The Internet

  Any disruption of our Internet connections could affect the success of our Internet based products.

        Any system failure, including network, software or hardware failure, that causes an interruption in our network or a decrease in responsiveness of our website could result in reduced user traffic and reduced revenue. Continued growth in Internet usage could cause a decrease in the quality of Internet connection service. Websites have experienced service interruptions as a result of outages and other delays occurring throughout the Internet network infrastructure. In addition, there have been several incidents in which individuals have intentionally caused service disruptions of major e-commerce websites. If these outages, delays or service disruptions frequently occur in the future, usage of our Internet based services could grow more slowly than anticipated or decline, and we may lose revenues and customers.

        If the Internet data center operations that host any of our websites were to experience a system failure, the performance of our website would be harmed. These systems are also vulnerable to damage from fire, floods, earthquakes, acts of terrorism, power loss, telecommunications failures, break-ins and similar events. Our property and business interruption insurance coverage may not be adequate to compensate us for all losses that may occur. In addition, our users depend on Internet service providers, online service providers and other website operators for access to our website. Each of these providers has experienced significant outages in the past, and could experience outages, delays and other difficulties due to system failures unrelated to our systems.

  Concerns regarding security of transactions or the transmission of confidential information over the Internet or security problems we experience may prevent us from expanding our business or subject us to legal exposure.

        If we do not offer sufficient security features in our online product and service offerings, our products and services may not gain market acceptance, and we could be exposed to legal liability. Despite the measures that we may take, our infrastructure will be potentially vulnerable to physical or electronic break-ins, computer viruses or similar problems. If a person circumvents our security measures, that person could misappropriate proprietary information or disrupt or damage our operations. Security breaches that result in access to confidential information could damage our reputation and subject us to a risk of loss or liability. We may be required to make significant expenditures to protect against or remedy security breaches. Additionally, if we are unable to adequately address our customers' concerns about security, we may have difficulty selling our goods and services.

  Uncertainty in the marketplace regarding the use of Internet users' personal information, or proposed legislation limiting such use, could reduce demand for our services and result in increased expenses.

        Concern among consumers and legislators regarding the use of personal information gathered from Internet users could create uncertainty in the marketplace. This could reduce demand for our services, increase the cost of doing business as a result of litigation costs or increased service delivery costs, or otherwise harm our business. Legislation has been proposed that would limit the users of personally identifiable information of Internet users gathered online or require online services to establish privacy policies. Many state insurance codes limit the collection and use of personal information by insurance agencies, brokers and carriers or insurance service organizations. Moreover, the Federal Trade Commission has settled a proceeding against one online service that agreed in the settlement to limit the manner in which personal information could be collected from users and provided to third parties.

  Future government regulation of the Internet could place financial burdens on our businesses.

        Because of the Internet's popularity and increasing use, new laws and regulations directed specifically at e-commerce may be adopted. These laws and regulations may cover issues such as the collection and use of data from website visitors, including the placing of small information files, or "cookies," on a user's hard drive to gather information, and related privacy issues; pricing; taxation; telecommunications over the Internet; content; copyrights; distribution; domain name piracy; and quality of products and services. The enactment of any additional laws or regulations, including international laws and regulations, could impede the growth of our revenue from our Internet operations and place additional financial burdens on our business.

Risks Related To Our Common Stock

  The price of our common stock may be extremely volatile.

        In some future periods, our results of operations may be below the expectations of public market investors, which could negatively affect the market price of our common stock. Furthermore, the stock market in general has experienced extreme price and volume fluctuations in recent years. We believe that, in the future, the market price of our common stock could fluctuate widely due to variations in our performance and operating results or because of any of the following factors which are, in large part, beyond our control:

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  announcements of new services, products, technological innovations, acquisitions or strategic relationships by us or our competitors;

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  trends or conditions in the insurance, software, business process outsourcing and Internet markets;

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  changes in market valuations of our competitors; and

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  general political, economic and market conditions.

        In addition, the market prices of securities of technology companies, including our own, have been volatile and have experienced fluctuations that have often been unrelated or disproportionate to operating performance. As a result, you may not be able to sell shares of our common stock at or above the price at which you purchase them. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against that company. If any securities litigation is initiated against us, we could incur substantial costs and our management's attention and resources could be diverted from our business.

  The significant concentration of ownership of our common stock will limit your ability to influence corporate actions.

        The concentration of ownership of our common stock may have the effect of delaying, preventing or deterring a change in control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company, and may affect the market price of our common stock. At December 3, 2007, Brit beneficially owned approximately 25% of our outstanding common stock and, together with our executive officers and directors, beneficially owned approximately 42% of our outstanding common stock. As a result, those stockholders, if they act together, are able to exercise significant influence on matters requiring stockholder approval, including the election of all directors and approval of significant corporate transactions and amendments to our certificate of incorporation. These stockholders may use their ownership position to approve or take actions that are adverse to your interests or prevent the taking of actions that are consistent with your interests.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains and incorporates by reference certain "forward-looking statements" that reflect our current beliefs and expectations about our future results, performance, financial condition, liquidity and capital resources, prospects and opportunities. Forward-looking statements may be identified by the use of terms such as "anticipates," "expects," "believes," "estimates," "plans," "intends," "may," "will," or "should" or similar expressions or by discussions of strategy. These statements are subject to various risks, uncertainties and other factors that could cause our actual results, performance, financial condition, liquidity and capital resources, prospects and opportunities to differ materially from those expressed in, or implied by, these statements. These risks, uncertainties and other factors include the risk factors discussed above, in any prospectus supplement and in any of the documents incorporated by reference. You should not place any undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MARKET PRICE OF COMMON STOCK

        Our common stock, par value $0.10, is currently listed on the Nasdaq Global Market under the stock symbol "EBIX". The following table sets forth, for the periods indicated, the range of high and low sales prices for our common stock as reported on the Nasdaq Global Market.

	High	Low
2006
Third Quarter	$20.50	$14.90
Fourth Quarter	$28.91	$20.10
2007
First Quarter	$29.20	$24.15
Second Quarter	$55.71	$28.54
Third Quarter	$52.98	$37.50
Fourth Quarter (through December 3, 2007)	$49.00	$65.95

        On December 3, 2007, the last reported sales price of our common stock on the Nasdaq Global Market was $63.32.

USE OF PROCEEDS

        The selling stockholders are offering all of the shares of our common stock covered by this prospectus. We will not receive any proceeds from the sale of these shares.

SELLING STOCKHOLDERS

        The following table provides information with respect to the common stock beneficially owned by the selling stockholders who are entitled to use this prospectus. The information in the table is as of the date of this prospectus. The common stock listed below may be offered from time to time by the selling stockholders named below.

        Under the terms of a share purchase agreement, Luxor Capital Partners LP acquired from us 163,600 shares of our common stock in exchange for $5,439,700 in cash and Luxor Capital Partners Offshore, Ltd. acquired from us 236,400 shares of our common stock in exchange for $7,860,300 in cash, for an aggregate offering price of $13.3 million. Under the terms of a purchase agreement with another one of our stockholders, Luxor Capital Partners, L.P. acquired 43,650 shares of our common stock and Luxor Capital Partners Offshore, Ltd. acquired 56,350 shares of our common stock. As a result, at November 16, 2007, Luxor Capital Partners, LP owned approximately 6% of our outstanding common stock and Luxor Capital Partners Offshore, Ltd. owned approximately 9% of our outstanding common stock.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Before the Offering	Percent of Common Stock Owned Before the Offering	Shares Available for Sale Under This Prospectus	Number of Shares of Common Stock To Be Owned After the Termination of the Offering	Percent of Common Stock to be Owned After Completion of the Offering
Luxor Capital Partners, LP(1)(2)	207,250	6%	207,250	(3)	(3)
Luxor Capital Partners Offshore, Ltd.(1)(2)	292,750	9%	292,750	(3)	(3)

(1)
Luxor Capital Group, LP ("Luxor Capital Group") is a registered investment advisor and acts as the investment manager of Luxor Capital Partners, LP and Luxor Capital Partners Offshore, Ltd. Luxor Management, LLC ("Luxor Management") is the general partner of Luxor Capital Group. Mr. Christian Alexander Leone is the managing member of Luxor Management. LCG Holdings, LLC ("LLC Holdings") is the general partner of Luxor Capital Partners, LP. Mr. Leone is the managing member of LCG Holdings. The selling stockholders are neither broker-dealers nor affiliates of broker-dealers.

(2)
Luxor Capital Group, Luxor Management and Mr. Leone may each be deemed to indirectly beneficially own the shares of common stock held by Luxor Capital Partners, LP and Luxor Capital Partners Offshore, Ltd. LCG Holdings may be deemed to indirectly own the shares of common stock owned by Luxor Capital Partners, LP. For purposes of this Form S-1, Luxor Capital Group, Luxor Management, LCG Holdings and Mr. Leone each disclaim ownership of the shares of common stock owned by Luxor Capital Partners, LP and Luxor Capital Partners Offshore, Ltd, except to the extent of their pecuniary interest therein.

(3)
Because (a) the selling stockholders may offer all or some of the shares of our common stock that they hold in the offering contemplated by this prospectus, (b) the offering of shares of our common stock is not being underwritten on a firm commitment basis, and (c) the selling stockholders could purchase additional shares of our common stock from time to time, no estimate can be given as to the number of shares or percent of our common stock that will be held by the selling stockholders upon termination of the offering.

        We have not had a material relationship with the selling stockholders in the past three years and have not had any securities transactions other than the sale related to this filing.

PLAN OF DISTRIBUTION

        The shares covered by this prospectus may be offered, sold, or distributed from time to time by the selling stockholders named in this prospectus. The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices at the time of sale, at negotiated prices, or at fixed prices, which may be changed. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed purchase of shares, whether the purchase is to be made directly or through agents. We are not aware that any selling stockholder has entered into any arrangements with any underwriters or broker-dealers regarding the sale of its shares of our common stock.

        The selling stockholders may offer their shares at various times in one or more of the following transactions:

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  in ordinary brokers' transactions and transactions in which the broker solicits purchasers;

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  in transactions involving cross or block trades or otherwise on any national securities exchange or quotation system, such as the NASDAQ Global Market, on which our common stock may be listed or quoted;

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  in an over-the-counter distribution in accordance with the rules of the NASDAQ Stock Market;

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  in transactions in which brokers, dealers, or underwriters purchase the shares as principals and resell the shares for their own accounts pursuant to this prospectus;

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  in transactions "at the market" to or through market makers in our common stock;

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  in other ways not involving market makers or established trading markets, including direct sales of the shares to purchasers or sales of the shares effected through agents;

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  through transactions in options, swaps, or other derivatives that may or may not be listed on an exchange;

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  in privately negotiated transactions;

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  in transactions to cover short sales; or

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  in a combination of any of the foregoing transactions.

        In addition, the selling stockholders also may sell their shares in private transactions or in accordance with Rule 144 under the Securities Act rather than under this prospectus.

        From time to time, the selling stockholders may pledge or grant a security interest in some or all of the shares they own. If the selling stockholders default in performance of the secured obligations, the pledgees or secured parties may offer and sell the shares from time to time. The selling stockholders also may transfer and donate shares in other circumstances. If the selling stockholders donate or otherwise transfer their shares, the number of shares they beneficially own will decrease as and when they take these actions. The plan of distribution for the shares offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees, or other successors in interest will be selling stockholders for purposes of this prospectus.

        The selling stockholders may use brokers, dealers, underwriters, or agents to sell their shares. The persons acting as agents may receive compensation in the form of commissions, discounts, or concessions. This compensation may be paid by the selling stockholders or the purchasers of the shares for whom such persons may act as agent, or to whom they may sell as principal, or both. In addition, the broker-dealers' or their affiliates' commissions, discounts, or concessions may qualify as underwriters' compensation under the Securities Act. Neither we, nor the selling stockholders, can presently estimate the amount of that compensation. We will make copies of this prospectus and any supplements or amendments hereto available to the selling stockholders or any of its agents or broker-dealers for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

        The selling stockholders and any other person participating in a distribution of the shares covered by this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended and referred to in this prospectus as the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M, which may limit the timing of purchases and sales of any of the shares by the selling stockholders and any other such person. Furthermore, under Regulation M, any person engaged in the distribution of the shares may not simultaneously engage in market-making activities with respect to the particular shares being distributed for certain periods prior to the commencement of, or during, that distribution. All of the above may affect the marketability of the shares and the availability of any person or entity to engage in market-making activities with respect to the shares.

        Under our agreement with the selling stockholders, we are required to bear the expenses relating to the registration of this offering, other than fees and expenses of counsel for the selling stockholders. The selling stockholders will bear any underwriting discounts or commissions, brokerage fees or stock transfer taxes. We have agreed to indemnify the selling stockholders against certain liabilities arising in connection with this offering, including liabilities under the Securities Act and the Exchange Act. The selling stockholders may agree to indemnify any agent, dealer, or broker-dealer that participates in transactions involving the shares of common stock against certain liabilities, including liabilities arising under the Securities Act and the Exchange Act.

DESCRIPTION OF CAPITAL STOCK

        The following description of our capital stock is summarized from, and qualified in its entirety by reference to, our Certificate of Incorporation, which has been publicly filed with the SEC and is reproduced as an Exhibit to this registration statement. This summary is not intended to give full effect to provisions of statutory common law. We urge you to review the following documents because they, and not this summary, define your rights as a holder of shares of common stock or preferred stock:

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  The Delaware General Corporation Law, as it may be amended from time to time;

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  Our certificate of incorporation, as it has been amended to date and as it may be amended or restated from time to time, and

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  Our by-laws, as they may be amended or restated from time to time.

General

        We have 10,000,000 shares of authorized common stock and 500,000 shares of authorized preferred stock. As of December 3, 2007, there were 3,292,178 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

        Holders of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders, and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in the election of directors can elect all of the directors standing for election. Subject to preferences that may be applicable to shares of preferred stock then outstanding, if any, the holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for dividends. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding, if any. Our common stock has no preemptive or conversion rights or other subscription rights, nor are there any redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid. Our certificate of incorporation and by-laws provide further information about our capital stock.

Preferred Stock

        We may issue preferred stock in one or more series, as described below. The following briefly summarizes the provisions of our certificate of incorporation, as amended to date, that would be important to holders of our preferred stock. The following description may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our certificate of incorporation, as amended to date.

        Our board of directors is authorized to issue up to 500,000 shares of preferred stock in one or more series. Our board of directors has the discretion to determine the number of shares of preferred stock to be included in each series as well as to determine the dividend, voting, conversion, redemption, liquidation and other rights, preferences and limitations of our preferred stock. The rights of the holders of common stock will be affected by, and may be adversely affected by, the rights of holders of any preferred stock that we may designate and issue in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions or other corporate actions, could have the effect of making it more difficult for others to acquire, or of discouraging others from attempting to acquire, a majority of our outstanding voting stock. The issuance of shares of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock.

Transfer Agent

        The transfer agent and registrar for our common stock is Mellon Investor Services, 200 West Monroe Street, Suite 1590, Chicago, Illinois 60606.

Delaware anti-takover law and charter and bylaw provisions

        Provisions of Delaware law and our by-laws could make it more difficult to acquire us by means of a tender offer, a proxy contest, open market purchases, removal of incumbent directors and otherwise. These provisions, summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.

        We are subject to the "business combination" provisions of Section 203 of the Delaware General Corporation Law. In general, those provisions prohibit a publicly held Delaware corporation from engaging in various "business combination" transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

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  The transaction is approved by the board of directors prior to the date the interested stockholder obtained interested stockholder status;

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  Upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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  On or subsequent to the date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years, did own, 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change of control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Registration Rights

        Under the terms of the shares purchase agreement, we agreed to file, as soon as practicable after the closing of the private placement, a registration statement registering the shares purchased by the investors in the private placement. We also agreed to use our reasonable best efforts to cause the SEC to notify us of the SEC's willingness to declare such registration statement effective on or before 120 days after the closing, and to cause the shares to be duly listed for trading on the Nasdaq Global Market concurrently with the effectiveness of such registration statement. In addition, we agreed to take such action as may be necessary to keep the registration statement effective until the earlier of (1) the date on which the shares may be resold without registration and without regard to any volume limitations of Rule 144(k) of the Securities Act, (2) all of the shares have been sold pursuant to the registration statement or Rule 144 of the Securities Act, or (3) the second anniversary of the closing date of the private placement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED STOCKHOLDER MATTERS

	Common Stock
Name of Beneficial Owner(1)	Ownership	Percent of Class
BRiT Insurance Holdings PLC(2)	830,163	25.2%
Rennes Foundation(3)	311,977	9.5%
Luxor Capital Group, LP(4)	500,000	15.2%
CF Epic Insurance and General Fund(5)	222,223	8.1%
Robin Raina(6)	462,298	16.8%
Richard J. Baum(7)	6,250	*	%
Pavan Bhalla(8)	6,375	*	%
Hans Ueli Keller(9)	6,150	*	%
Hans U. Benz(10)	2,500	*	%
Neil D. Eckert(11)	2,375	*	%
Rolf Herter(12)	2,500	*	%
Carl Serger(13)	—	*	%
Robert Kerris(14)	—	*	%
All directors, executive officers and nominees as a group (9 persons)		17.1%

*
Less than 1%.

(1)
The following table sets forth, as of October 19, 2007 the ownership of our Common Stock by each of our directors, by each of our Named Executive Officers (as defined on page 12), by all of our current executive officers and directors as a group, and by all persons known to us to be beneficial owners of more than five percent of our Common Stock. The information set forth in the table as to the current directors, executive officers and principal stockholders is based, except as otherwise indicated, upon information provided to us by such persons. Unless otherwise indicated, each person has sole investment and voting power with respect to the shares shown below as beneficially owned by such person.

(2)
The address of BRiT Insurance Holdings PLC is 55 Bishopsgate, London, EC2N 3AS, United Kingdom. The address and information set forth in the table as to this stockholder are based on a Schedule 13D/A filed by this stockholder on October 21, 2002.

(3)
The address of the Rennes Foundation is Aeulestrasse 38, FL 9490 Vaduz, Principality of Liechtenstein. The address and information set forth in the table as to this stockholder are based on a Schedule 13G/A filed by this stockholder on February 12, 2004.

(4)
Ownership consists of shares of the Company's common stock beneficially owned by Luxor Capital Partners, LP, Luxor Capital Partners Offshore, Ltd., Luxor Capital Group, LP, Luxor Management, LLC, LCG Holdings, LLC and Christian Leone (collectively "Luxor"), as investment managers and investment advisers as disclosed on its joint filing on Schedule 13G dated June 13, 2007 as filed with the SEC. Luxor reports that it has shared voting power with respect to 500,000 shares and shared investment power as to 500,000 shares. The address of Luxor Capital Partners, LP, Luxor Capital Group, LC, Luxor Management, LLC, LCG Holdings, LLC and Christian Leone is 767 Fifth Avenue, 19th Floor, New York, New York 10153, and the address of Luxor Capital Partners Offshore, Ltd. is M&C Corporate Services Limited, P.O. Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands.

(5)
The address of CF Epic Insurance and General Fund is c/o Simon Shaw, Investment Manager, 55 Bishopsgate, London, EC2N 3AS, United Kingdom.

(6)
Mr. Raina's ownership includes 18,112 shares of restricted stock as well as options to purchase 443,751 shares of our common stock which are exercisable as of October 19, 2007, or that will become exercisable within 60 days after that date. The address of Mr. Raina is 5 Concourse Parkway, Suite 3200, Atlanta, Georgia 30328.

(7)
Mr. Baum's ownership includes 6,250 options to purchase shares of our common stock which are exercisable as of October 19, 2007, or that will become exercisable within 60 days after that date.

(8)
Mr. Bhalla's ownership includes options to purchase 6,375 shares of our common stock which are exercisable as of October 19, 2007, or that will become exercisable within 60 days after that date.

(9)
Mr. Keller's ownership includes options to purchase 6,150 shares of our common stock which are exercisable as of October 19, 2007, or that will become exercisable within 60 days after that date.

(10)
Mr. Benz's ownership includes options to purchase 2,500 shares of our common stock which are exercisable as of October 19, 2007, or that will become exercisable within 60 days after that date.

(11)
Mr. Eckert's ownership includes options to purchase 2,375 shares of our common stock which are exercisable as of October 19, 2007, or that will become exercisable within 60 days after that date.

(12)
Mr. Herter's ownership includes options to purchase 2,500 shares of our common stock which are exercisable as of October 19, 2007, or that will become exercisable within 60 days after that date.

(13)
Mr. Seger's ownership includes options to purchase 0 shares of our common stock which are exercisable as of October 19, 2007, or that will become exercisable within 60 days after that date.

(14)
Mr. Kerris' ownership includes options to purchase 0 shares of our common stock which are exercisable as of October 19, 2007, or that will become exercisable within 60 days after that date.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational reporting requirements of the Exchange Act, which requires us to file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. You may also inspect our filings over the Internet at the SEC's home page at www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        This prospectus is part of a registration statement we have filed with the SEC. The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to documents we file separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information in this prospectus.

  •
  Our annual report on Forms 10-K and 10-K/A for the fiscal year ended December 31, 2006, as filed with the SEC on April 10, 2007 and October 25, respectively;

  •
  Our quarterly reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007 filed on May 21, 2007 and August 10, 2007, and October 31, 2007 respectively;

  •
  Our current reports on Form 8-K dated January 25, 2007, February 12, 2007, April 2, 2007, April 23, 2007, May 15, 2007, June 1, 2007, July 31, 2007, August 7, 2007, October 23, 2007, October 31, 2007, November 1, 2007, November 11, 2007, November 15, 2007, and November 21, 2007;

  •
  Our proxy statement on Schedule 14A, as filed with the SEC on October 25, 2007; and

  •
  Our by laws included as Exhibit 3.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed on April 2, 2001.

        You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address and phone number:

    Ebix, Inc.
    Attn: Investor Relations
    5 Concourse Parkway, Suite 3200,
    Atlanta, Georgia, 30328
    (678) 281-2020

        All of the documents that have been incorporated by reference in this prospectus may be accessed via the Internet at www.ebix.com.

LEGAL MATTERS

        The validity of the shares of our common stock that are covered by this prospectus has been passed upon for us by Smith, Gambrell & Russell, LLP, Atlanta, Georgia.

EXPERTS

        The financial statements and schedule incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

        The financial statements and schedule incorporated by reference in this Prospectus have been reviewed by Miller Ray Houser & Stewart, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

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Ebix, Inc. 500,000 Shares of Common Stock
TABLE OF CONTENTS
RISK FACTORS
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
MARKET PRICE OF COMMON STOCK
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF CAPITAL STOCK
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
LEGAL MATTERS
EXPERTS